Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

CFO & COO

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Reports First Quarter 2008 Financial Results

CAMBRIDGE, MA, April 30, 2008—Curis, Inc. (NASDAQ:CRIS), a drug development company focused on seeking to develop the next generation of targeted medicines for cancer treatment, today reported its financial results for the first quarter ended March 31, 2008.

“We are pleased with the compelling data steadily emanating from our programs, including the recent GDC-0449 Phase I data presented at AACR by Daniel Von Hoff, M.D., a phase I investigator,” said Dan Passeri, Curis’ President and Chief Executive Officer. “In addition, we are hard at work advancing our pipeline of preclinical oncology drug candidates. We have continued to progress CUDC-101 towards clinical testing and expect to file an IND in the near future and initiate a Phase I clinical trial in the middle of 2008.”

For the first quarter of 2008, Curis reported a net loss of $3.4 million or ($0.05) per share, as compared to a net loss of $3.5 million or ($0.07) per share for the same period in the prior year.

Revenues for the first quarter of 2008 were $2.1 million as compared to $2.4 million for the first quarter of 2007, a decrease of $300,000, or 13%. The decrease in revenues was the result of a decrease in research and development contract revenues under collaborative arrangements, which concluded at various times beginning in March 2007, offset by an increase in license fee revenues as follows:

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Research and development contracts revenues. Revenue under research and development contracts was $200,000 for the first quarter of 2008 as compared to $1.3 million for the same period in the prior year, a decrease of $1.1 million, or 85%. This decrease was primarily the result of the conclusion of research funding under Curis’ ongoing Wnt signaling pathway discovery collaboration with Genentech in March 2007 and under Curis’ Hedgehog agonist collaboration with Wyeth in February 2008.

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License fee revenues. During the first quarter of 2008, license fee revenues were $1.9 million as compared to $1.1 million for the same period in 2007, an increase of $800,000, or 73%. The increase is due to $1.8 million in license fee revenue recognized during the first quarter of 2008 for the sale and assignment of Curis’

remaining BMP assets to Stryker Corporation. This increase was primarily offset by a decrease in the first quarter of 2008 of $900,000 in license fee revenue recognized under Curis’ Wnt signaling pathway discovery collaboration with Genentech as compared to the same period in the prior year.

Operating expenses for the first quarter of 2008 were $5.9 million as compared to $6.2 million for the first quarter of 2007, a decrease of $300,000, or 5%. The primary changes in research and development and general and administrative expenses are as follows:

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Research and development. Curis’ research and development expenses increased by $200,000, or 6%, to $3.5 million for the first quarter ended March 31, 2008 as compared to $3.3 million for the same period in the prior year. The increase was due to increased spending of $1.2 million on the Company’s targeted cancer programs, including its lead drug candidate, CUDC-101. The spending on these programs was partially offset by decreased research spending on programs under collaborations with Genentech (Wnt), Wyeth (Hedgehog agonist) and Centocor (BMP-7 screening).

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General and administrative. General and administrative expenses decreased by $500,000, or 17%, to $2.4 million for the three months ended March 31, 2008 as compared to $2.9 million for the same period in the prior year. Legal services decreased $400,000 during the first quarter ended March 31, 2008, primarily related to costs associated with foreign patent applications in the prior year period. In addition, stock-based compensation expense decreased by $100,000 in the first quarter of 2008 as compared to the same period in the prior year.

As of March 31, 2008, Curis’ cash, cash equivalents and marketable securities totaled $35.2 million, and there were 63,314,836 shares of Curis’ common stock outstanding. The Company expects that its existing cash, cash equivalents and marketable securities, provides adequate capital to reach into the fourth quarter of 2009.

In addition to its existing cash, cash equivalents and marketable securities, Curis would receive a $3.0 million dollar contingent payment from Genentech within 30 days of Genentech’s initiation of a Phase II first-line metastatic colorectal cancer trial, should Genentech initiate such Phase II trial. In addition, Curis would receive another $3.0 million cash payment should Genentech initiate a Phase II trial in an undisclosed advanced epithelial solid tumor. Genentech has publicly stated that it plans to initiate the Phase II metastatic colorectal cancer trial in the first half of 2008 and that it expects to initiate the epithelial solid tumor trial in the second half of 2008.

“We expect to continue to focus our resources on the advancement of our proprietary compound CUDC-101 into clinical testing,” said Mike Gray, Curis’ Chief Financial Officer. “In addition, we continue to pursue collaboration opportunities with respect to one or more of our targeted cancer programs, including our multi-targeted cancer programs as well as our Hsp90 inhibitor class of compounds, and hope to announce a collaboration before the end of the year.”

First Quarter and Recent Highlights

—Reported progress on clinical development of Hedgehog antagonist GDC-0449 with collaborator Genentech.

In March 2008, Genentech indicated that it plans to initiate three Phase II clinical trials of GDC-0449 in 2008, which include a trial in first-line metastatic colorectal cancer in the first half of 2008 and trials in advanced basal cell carcinoma and in an undisclosed advanced solid tumor of epithelial origin during the second half of 2008. In connection with the treatment of the first patient in each of the Phase II colorectal cancer and epithelial cancer trials, Genentech is obligated to make separate $3.0 million cash payments to Curis. As announced previously, Curis has already received a $3.0 million cash payment upon initiation of an expansion cohort of the Phase I clinical trial in advanced basal cell carcinoma in October 2007.

—Data presented from Phase I study of GDC-0449 at AACR.

In April 2008, at the American Association for Cancer Research Annual Meeting, Daniel D. Von Hoff, M.D., an investigator of the GDC-0449 Phase I study, presented clinical trial data from nine patients treated with GDC-0449 with locally advanced, multifocal and metastatic basal cell carcinoma. In five patients with metastatic basal cell carcinoma to the lungs, two patients had confirmed RECIST partial responses, two had ongoing stable disease and one had progressive disease. In four patients with clinically evaluable, locally advanced or multi-focal basal cell carcinoma, two patients exhibited complete response in subcutaneous masses by physical exam and two patients had improvement in skin lesions. Gli-1, a biomarker for Hedgehog signaling activity, was reduced in all evaluated patients. No significant toxicities were observed with GDC-0449 and no dose limiting toxicities were reached in the Phase I studies. Some patients experienced a loss of sense of taste, and there has been a small amount of hair and weight loss. Genentech has indicated that additional Phase I data, including full toxicity data, are expected to be presented at the upcoming American Society of Clinical Oncology Annual Meeting being held in Chicago, Illinois on May 30-June 3, 2008.

—Announced conclusion of Wyeth collaboration.

In March 2008, Wyeth notified Curis that it decided not to pursue its development efforts on the Hedgehog agonist program and would terminate the January 2004 collaboration agreement. Pursuant to the agreement, the collaboration will conclude on May 6, 2008. Curis is dedicated to advancing this program and is seeking a new partner to help explore the future prospects of the Hedgehog agonist as a potential therapeutic for various diseases, including in neurological, cardiovascular and bone disorders, as well as wound healing and hair growth.

Conference Call Information

Curis will hold a conference call today, April 30, 2008, at 9:00 A.M. EDT, to discuss the progress of GDC-0449, CUDC-101 and the Company’s other targeted cancer programs, Curis’ financial results and additional corporate activities.

To access the live conference call, please call (800) 901-5213 from the United States or Canada or (617) 786-2962 from other locations, shortly before 9:00 A.M. EDT. The conference ID number is 35236902. The conference call can also be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 5:00 P.M. EDT, Wednesday, May 14, 2008. To access the replay, please call (888) 286-8010 from the United States or Canada or (617) 801-6888 from other locations and reference the conference ID number 74907300.

CURIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended
	March 31, 2008	March 31, 2007
Revenues	2,067,583	2,362,786

Operating expenses:
Research and development	3,475,812	3,295,615
General and administrative	2,415,494	2,951,585

Total operating expenses	5,891,306	6,247,200

Net loss from operations	(3,823,723)	(3,884,414)

Other income, net	393,056	343,641

Net loss	$(3,430,667)	$(3,540,773)

Basic and diluted net loss per common share	$(0.05)	$(0.07)

Basic and diluted weighted average common shares outstanding	63,245,538	49,354,125

CURIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2008	December 31, 2007
ASSETS
Cash, cash equivalents and marketable securities	$35,231,647	$41,459,176
Long-term investments – restricted	210,007	210,007
Accounts receivable	221,132	230,467
Property and equipment, net	2,355,664	2,577,602
Goodwill	8,982,000	8,982,000
Other assets	423,480	357,433

Total assets	$47,423,930	$53,816,685

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$3,072,540	$4,715,772
Debt obligations	93,483	403,832
Deferred revenue	—	1,852,518

Total liabilities	3,166,023	6,972,122

Total stockholders’ equity	44,257,907	46,844,563

Total liabilities and stockholders’ equity	$47,423,930	$53,816,685

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies to seek to create new medicines, primarily for cancer. In expanding its drug development efforts in the field of cancer through its targeted cancer drug development platform, Curis is building upon its previous experiences in targeting signaling pathways for the development of next generation targeted cancer therapies. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation: statements regarding the development plans and timelines for GDC-0449, CUDC-101 and the Company’s other targeted cancer programs; the Company’s receipt of one or more contingent cash payments from Genentech in connection with Genentech’s advancement of GDC-0449; the potential clinical and therapeutic benefits of GDC-0449 and the Company’s other programs under development; the Company’s plans to enter into one or more collaborations in 2008; and the Company’s estimate regarding the period in which its existing cash will fund its operations. Forward-looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates”, “will”, “may” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

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adverse results, delays and/or failures in the Company’s internal product development programs, including without limitation unplanned delays and/or failures in the Company’s efforts to file an IND application and further advance its product candidate, CUDC-101, and the other programs under its targeted cancer drug development platform;

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adverse results, delays and/or failures in the Hedgehog pathway antagonist program currently under clinical development by the Company’s collaborator, Genentech, for which the Company may have no foreknowledge and over which the Company will have no control;

•	difficulties or delays in obtaining or maintaining required regulatory approvals for products being developed by the Company internally and through its collaboration with Genentech;

•	Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on the technologies;

•	changes in, or the inability to execute, the Company’s business plan;

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the risk that the Company does not obtain the additional funding required to conduct research and development of its product candidates, including the risk that it will not receive contingent cash payments that it assumes will be available to fund its operations;

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unplanned cash requirements and expenditures which, among other things, could shorten the estimated period in which the Company will have cash to fund the operations and which could also adversely affect the Company’s estimated operating expenses for 2008 and beyond;

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risks relating to the Company’s ability to enter into and maintain important strategic collaborations, including its current collaborations with Genentech, and the risk that any such collaborators will not perform adequately;

•	competitive pressures; and

•	other risk factors identified in the Company’s most recent Annual Report on Form 10-K and subsequent reports periodically filed with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views only as of today and should not be relied upon as representing the views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.